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                                                                    EXHIBIT 99.3

                             Trinity Industries, Inc
                            Quarterly Conference Call
                                  March 6, 2003


COMMENTS OF JIM S. IVY, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

I will go over a few things affecting comparability of our financial statements with prior periods starting with the business groups.

In the Rail Group, operating loss in the fourth quarter improved to $10.4 million from $15.9 million in the same quarter last year (excluding the restructuring charges in the prior year related to the Thrall merger) on 43% lower revenues. Comparing the third quarter of this year to the fourth quarter, while revenues are basically flat, operating profit declined primarily due to lower margin cars in the fourth quarter and warranty reserve increases of about $1.5 million. Sales to the Leasing group in 2002 were $120 million and $250 million in 2001. Profit on those sales was $5.9 million in 2002 and $12.4 million in 2001. In the fourth quarter sales to the Leasing Group were $32 million compared to $43 million in the same quarter last year. Profit on those sales was $1.1 million this year compared to $1.7 million last year. Both the sales and profits on these intercompany sales are eliminated in consolidation.

Fourth quarter orders represented a 45% market share as our backlog and the industry backlog grew for the third consecutive quarter. Our orders for the second half of the year were about 6,800 compared to 3,500 in the first half of the year.

In the Construction Products Group, revenues declined in the year and the quarter primarily due to exiting certain product lines and geographical markets. The fourth quarter year over year revenue decline was also due to an $8 million decline due to worse weather in our market areas in 2002. Fourth quarter operating profit was adversely impacted by the weather and, to a lesser extent, by pricing pressures in the highway business.

In the Inland Barge Group, operating profits are down for the year and fourth quarter compared to the same periods of the prior year due to expenses related to the barge corrosion litigation, which were $700 thousand for the quarter and $3.2 million for the year, and some high margin profitable work in the fourth quarter of 2001 which was not expected to recur. Backlogs are substantially below levels at this time last year.

In the Industrial Products Group, the decline in revenues year over year is due to lower sales in the heads business. Lower profits are due to a $2.2 million reserve established in the second quarter related to a leasing customer and, in the fourth quarter, due to costs associated with a plant closing and reducing our product offering in the heads business.

In the Leasing and Management Services Group, revenues and operating profit include both the sale of cars from the lease fleet and leasing and management operations. Sales from the lease fleet were $5 million in 2002 and $22.5 million in 2001. Profit sales on these sales was $1.5 million in 2002 and $2.8 million in 2001. Eliminating these sales from the segment results reveals that leasing and management revenues increased over $18 Million in 2002 due to increasing the size of the lease fleet offset by slight declines in utilization and lease rates. The


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decline in operating profit is primarily due to the change we have explained in prior calls and in our Form 10K regarding the impact of a $200 million sale and leaseback transaction which moved the interest component of lease payments into operating expense from interest expense. On an apples to apples basis the operating profit margin in the leasing group for the year declined 7%, of which about 2% was due to pricing and utilization, 2 and 1/2% due to increased maintenance expenses and the balance related to growth in the lease fleet and marketing expenses. Utilization of the lease fleet at the end of the 4th quarter was 94.5% compared to 94.4% at this time last year.

Comparing the 4th quarter to the same period last year, sale of railcars from the lease fleet were $3.1 million in the fourth quarter of 2002 and $14.7 million in the fourth quarter of 2001. Operating profit on these sales was $500 thousand in 2002 and $1.4 million in 2001. Eliminating these from the segment results for the fourth quarter shows leasing and management revenues increased approximately $1.6 million while operating profits declined about $200 thousand year over year.

In the All Other Group, reduced revenues are due to curtailing the structural towers business and exiting the mixer truck business in 2001. Reduced net loss in this group is related to exiting the mixer truck business and the special charges in the prior year.

From a consolidated perspective, we reduced our investment in inventory and accounts receivable by $88 million in 2002. This reduction follows a $157 million reduction in 2001. Our debt has remained fairly level, increasing $12 million year to year while adding over $100 million in railcars to our lease fleet.

Our "go-live date" for the implementation of our new Oracle financial system is presently April 7th, about 32 days from today. This culminates more than a yearlong project and will be a significant upgrade to our financial systems. There are even still many parts of the project coming together between now and April 7th that could impact the exact go-live date. We are putting a lot of effort into making sure we are ready to go live including training our people and contingency planning to resolve issues as they arise.

We are preparing to file our Form 10K during the week of March 17th.